Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS

CENTERSTATE BANKS OF FLORIDA, INC.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Centerstate Banks of Florida, Inc. of our report dated March 10, 2006 relating to the consolidated balance sheets of Centerstate Banks of Florida, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 10-K of Centerstate Banks of Florida, Inc.

/s/ KPMG LLP

June 22, 2006

Tampa, Florida

Certified Public Accountants